MANAGEMENT'S REPORT
Gulf Power Company 1996 Annual Report

The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.

/s/ Travis J. Bowden
Travis J. Bowden
President and Chief Executive Officer


/s/ Arlan E. Scarbrough
Arlan E. Scarbrough
Chief Financial Officer

February 12, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1996 and 1995, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 10-26) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP

Atlanta, Georgia
February 12, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 1996 Annual Report

RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 1996 net income after dividends on preferred stock was $57.8 million, an increase of $0.6 million over the prior year. This improvement is primarily attributable to higher retail revenues and lower costs related to the work force reduction program implemented last year, offset somewhat by an increase in other operating expenses.

   In 1995, earnings were $57.2 million, representing an increase of $2 million compared to the prior year. Earnings in 1995 were significantly affected by higher retail revenues due to exceptionally hot summer weather and lower interest charges on long-term debt.

   The return on average common equity for 1996 and 1995 was 13.27 percent.

Revenues

Operating revenues increased in 1996 and 1995 as a result of the following factors:

                                    Increase (Decrease)
                                      From Prior Year
                            -------------------------------------
                                 1996         1995        1994
                            -------------------------------------
                                        (in thousands)
Retail --
   Sales growth               $ 7,123      $ 3,647     $ 7,126
   Weather                     (1,057)       9,749      (4,631)
   Regulatory cost
     recovery and other         5,649       22,502       8,938
-----------------------------------------------------------------
Total retail                   11,715       35,898      11,433
-----------------------------------------------------------------
Sales for resale--
   Non-affiliates               2,788       (5,698)     (6,098)
   Affiliates                    (857)       1,266      (5,813)
-----------------------------------------------------------------
Total sales for resale          1,931       (4,432)    (11,911)
Other operating
   revenues                     1,642        8,798      (3,851)
-----------------------------------------------------------------
Total operating
   revenues                   $15,288      $40,264     $(4,329)
=================================================================
Percent change                    2.5%         7.0%       (0.7)%
-----------------------------------------------------------------

   Retail revenues of $531 million in 1996 increased $11.7 million or 2.3 percent from last year, compared with an increase of 7.4 percent in 1995 and 2.4 percent in 1994. Residential and commercial revenues increased as a result of customer growth in 1996. This increase was partially offset by milder summer weather in 1996 compared to the hotter-than-normal summer weather of 1995.

   The increase in regulatory cost recovery and other retail revenues is primarily attributable to the recovery of increased purchased power capacity costs from affiliated companies. Regulatory cost recovery and other includes recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity costs; and environmental compliance costs. The recovery provisions equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $81 million in 1996, increasing $1.9 million or 2.4 percent from 1995. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                           1996         1995           1994
                    -----------------------------------------
                                   (in thousands)
Capacity                $25,400      $25,870        $30,926
Energy                   19,804       18,598         18,456
-------------------------------------------------------------
Total                   $45,204      $44,468        $49,382
=============================================================

   Capacity revenues decreased in 1996 and 1995, primarily reflecting the decline in net plant investment.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

Gulf Power Company 1996 Annual Report

   The increase in other operating revenues for 1996 and 1995 is primarily due to increased amounts collected to recover newly-imposed county franchise fees. These fees are included in taxes other than income taxes and thus, there is no impact on earnings. Other changes for 1996 and 1995 are primarily attributable to adjustments in the regulatory cost recovery clauses for differences between recoverable costs and the amounts actually reflected in revenues. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further discussion.

   Kilowatt-hour sales for 1996 and percent changes in sales since 1994 are reported below.

                          KWH                Percent Change
                      ------------     ---------------------------
                         1996            1996     1995      1994
                      ------------     ---------------------------
                       (millions)
Residential                 4,160         3.6%     7.0%      1.1%
Commercial                  2,809         3.7      6.3       4.8
Industrial                  1,808         0.7     (2.8)     (9.0)
Other                          17         2.7     (0.1)        -
                      ------------
Total retail                8,794         3.0      4.5      (0.3)
Sales for resale
   Non-affiliates           1,534         9.9     (1.6)     (2.8)
   Affiliates                 710        (6.5)   (13.1)    (15.2)
                      ------------
Total                      11,038         3.3      2.2      (2.1)
==================================================================

   Retail sales increased in 1996 due to customer growth of 2.7 percent in the residential class and 4.6 percent in the commercial class. The increase in energy sales to the industrial class is a result of the Real-Time-Pricing program. The price structure of this program has successfully encouraged participating industrial customers to lower their peak demand requirements and increase their purchases of energy during off-peak periods. See "Future Earnings Potential" for information on the Company's initiatives to remain competitive and to meet conservation goals set by the Florida Public Service Commission
(FPSC). In 1995, retail sales increased from the prior year due to hot summer weather and an increase in residential and commercial customers. Industrial sales were lower due to the reclassification of a major customer from the industrial to commercial class and temporary production delays of other industrial customers.

   In 1996, energy sales for resale to non-affiliates increased 9.9 percent and are predominantly related to unit power sales under long-term contracts to other Florida utilities and bulk power sales under short-term contracts to other non-affiliated utilities. Energy sales to affiliated companies vary from year to year as mentioned previously.

Expenses

Total operating expenses for 1996 increased $12.7 million or 2.4 percent from 1995. The increase is due to higher purchased power expenses, other operation expenses, depreciation expenses, and taxes. In 1995, total operating expenses increased $41.3 million or 8.5 percent from 1994 primarily due to higher fuel and purchased power expenses, maintenance expenses, and taxes other than income taxes, offset by lower depreciation and amortization expenses.

   Fuel and purchased power expenses for 1996 increased $4 million or 1.8 percent from 1995. The change reflects the increase in purchased power from affiliated companies due to scheduled maintenance outages at Plant Crist and Plant Daniel during the first half of 1996. This increase was partially offset by a slight decrease in fuel expense reflecting a lower cost of fuel. In 1995, fuel and purchased power expenses increased $30.1 million or 15.5 percent from 1994 reflecting the increase in generation due to the extreme weather conditions during the summer of 1995 and slightly higher fuel costs.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                         1996      1995      1994
                                     -----------------------------
Total generation
   (millions of kilowatt-hours)        10,214     9,828     9,559
Sources of generation
   (percent)
   Coal                                  99.4      99.5      99.8
   Oil and gas                            0.6       0.5       0.2
Average cost of fuel per net
   kilowatt-hour generated
   (cents)
   Coal                                  1.99      2.08      2.00
   Oil and gas                           6.41      3.56      6.93
Total                                    2.02      2.09      2.01
------------------------------------------------------------------

Gulf Power Company 1996 Annual Report

   In 1996, other operation expenses increased $1.8 million or 1.5 percent from the 1995 level. The increase is primarily attributable to an increase in administrative and general expenses including costs associated with the approved increase of the Company's annual accrual to the accumulated provision for property damage to amortize deferred storm charges and restore the account balance to a reasonable level. Higher costs related to the buyouts and renegotiation of coal supply contracts and costs associated with the Company's pro rata share of affiliated companies' workforce reduction costs were offset by a decrease in costs related to the Company's work force reduction program implemented in the prior year. In 1995, other operation expenses decreased $0.5 million due to a $9.4 million reduction in the amortization costs of coal buyouts and renegotiation of coal supply contracts. This was offset by the $7 million accrual for benefits to be provided by the Company under the work force reduction program implemented during the fourth quarter of 1995. These costs are further discussed in Notes 2 and 5 to the financial statements under "Work Force Reduction Programs" and "Fuel Commitments."

   Maintenance expense in 1996 decreased $0.9 million or 1.7 percent from the prior year. This is attributable to a decrease in scheduled maintenance of production facilities. In 1995, maintenance expense increased $5.2 million or
11.2 percent from the prior year due to higher power production maintenance related to non-recurring items and higher distribution maintenance.

   Depreciation and amortization expenses increased $1.5 million or 2.8 percent from 1995. This change is primarily due to an increase in depreciation expense reflecting an increase in the average investment in distribution property as a result of favorable growth in the Company's service area. In 1995, the decrease in depreciation and amortization expenses of $1.5 million was attributable to property which was fully amortized by December 1994.

   Federal and state income taxes increased $3.8 million or 11 percent in 1996 primarily due to an increase in taxable income. Taxes other than income taxes increased $2.4 million or 4.9 percent primarily due to an increase in county franchise fees as mentioned previously. In 1995, other taxes increased $7.9 million or 18.9 percent primarily due to an increase in county franchise fees. Franchise fees are billed and collected from customers and have no impact on earnings.

   In 1996, interest expense increased $0.9 million or 3.2 percent over the prior year. The increase is attributable to the issuance of $30 million of new first mortgage bonds in January 1996. The increase in interest on long-term debt was partially offset by a decrease in interest on notes payable as a result of a lower average amount of short-term notes outstanding. Interest expense in 1995 decreased $2.5 million or 7.8 percent under the prior year. The decrease was attributable to lower interest on long-term debt reflecting a lower average principal balance outstanding and the refinancing of $42 million of pollution control bonds in December 1994.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a potentially less regulated more competitive environment.

   A work force reduction program was implemented in the fourth quarter of 1995. The cost of the program reduced earnings by $0.7 million in 1996 and $4.3 million in 1995. The estimated savings from this program in 1996 were $2.7 million and will be approximately $3.9 million annually beginning in 1997.

Gulf Power Company 1996 Annual Report

   In December 1995, the FPSC approved the Company's request to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million due to significant hurricane-related charges to the account during 1995. Refer to Note 1 to the financial statements under "Provision for Property Damage" for further discussion.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) is having a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased wholesale competition for electric utilities. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets.

   Various federal and state initiatives designed to promote wholesale and retail competition, among other things, include proposals that would allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Certain initiatives could result in a change in the ownership and/or operation of generation and transmission facilities. Numerous issues must be resolved, including significant ones relating to transmission pricing and recovery of stranded investments. Being a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

   The FPSC set conservation goals for the Company, beginning in 1995, which require programs to reduce 154 megawatts of summer peak demand and 65,000 KWH of sales by the year 2004. In 1995, the FPSC approved the Company's programs to accomplish these goals. The Company can experience net growth as long as the filed programs achieve the intended reductions in peak demand and KWH sales. In response to these goals and seeking to remain competitive with other electric utilities, the Company has developed initiatives which emphasize price flexibility and competitive offering of energy efficiency products and services. These initiatives will enable customers to lower or alter their peak energy requirements. Besides promoting energy efficiency, another benefit of these initiatives could be the ability to defer the need to construct additional generating capacity.

   On September 3, 1996, the FPSC approved a new optional Commercial/Industrial Service Rider (CISR), which is applicable to the rate schedules for the Company's largest existing and potential customers who are able to show they have viable alternatives to purchasing the Company's energy services. The CISR, approved as a pilot program, provides the flexibility needed to enable the Company to offer its services in a more competitive manner to these customers.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters." Also, state of Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in
Note 3 to the financial statements under "Environmental Cost Recovery."

   The Company is subject to the provisions of Financial Accounting Standards Board Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related

Gulf Power Company 1996 Annual Report

regulatory assets and liabilities and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

FINANCIAL CONDITION

Overview

The principal changes in the Company's financial condition during 1996 were gross property additions of $61.4 million and a decrease of $55.5 million in notes payable. Funds for the property additions and the net decrease in short-term notes were provided by internal sources. See the Statements of Cash Flows for further details.

Financing Activities

The Company continued to lower its financing costs by issuing new bonds and other debt and retiring higher-cost issues in 1996. The Company sold $55 million of first mortgage bonds, $33.3 million of pollution control bonds, and obtained $49.1 million of long-term bank notes. Retirements, including maturities during 1996, totaled $50.9 million of first mortgage bonds, $33.3 million of pollution control bonds, and $34.9 million of long-term bank notes. The refinancing of $33.3 million in pollution control bonds and $49.2 million in first mortgage bonds will result in savings of over $1 million annually. See the Statements of Cash Flows for further details.

   Composite financing rates for the years 1994 through 1996 as of year end were as follows:

                                     1996      1995       1994
                                  ------------------------------
Composite interest rate on
   long-term debt                     6.1%      6.5%       6.5%
Composite preferred stock
   dividend rate                      6.4%      6.4%       6.6%
----------------------------------------------------------------

   The decrease in the composite interest rate on long-term debt from 1995 to 1996 reflects the Company's efforts to refinance higher-cost debt. The decrease in the composite preferred stock dividend rate in 1995 was primarily due to a decrease in dividends on the Company's adjustable rate preferred stock, reflecting lower interest rates.

Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $142 million for the three years beginning in 1997 ($47 million in 1997, $49 million in 1998, and $46 million in 1999). Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. The Company does not have any such generating plants under construction, and current energy demand forecasts do not indicate a need for any such facilities until well into the future. However, significant construction related to maintaining and upgrading transmission and distribution facilities and generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $121 million will be required by the end of 1999 in connection with maturities of long-term debt. Also, the Company will continue to retire higher-cost debt and preferred stock and replace these securities with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- impacts the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a

Gulf Power Company 1996 Annual Report

calendar year. The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $310 million for Southern Company, including approximately $50 million for Gulf Power.

   For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Therefore, current compliance strategy could require total Phase II estimated construction expenditures for Southern Company of approximately $80 million, of which $60 million remains to be spent. Phase II compliance is not expected to have a material impact on Gulf Power. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

   Following adoption of legislation in April of 1992 allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, Gulf Power filed its petition for approval. The FPSC approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

   An average increase of up to 2 percent in revenue requirements from the Company's customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new environmental legislation discussed below are expected to be recovered through the Environmental Cost Recovery Clause.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: revisions to the ambient air quality standards for ozone and particulate matter; emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

   Gulf Power must comply with other environmental laws and regulations, under which the Company could incur costs to clean up contaminated properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electric and magnetic fields, and other environmental health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable

Gulf Power Company 1996 Annual Report

regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electric and magnetic fields.

Sources of Capital

At December 31, 1996, the Company had $0.8 million of cash and cash equivalents and $34.5 million of unused committed lines of credit with banks to meet its short-term cash needs. See Note 5 to the financial statements under "Bank Credit Arrangements" for additional information.

   In January 1997, Gulf Power Capital Trust I, of which the Company owns all the common securities, issued $40 million of 7.625 percent mandatorily redeemable preferred securities. Substantially all of the assets of the Trust are $41 million aggregate principal amount of the Company's 7.625 percent Junior Subordinated Notes due December 31, 2036.

   It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional first mortgage bonds, pollution control bonds, and preferred stock; bank notes; and capital contributions from Southern Company. If the attractiveness of current short-term interest rates continues, the Company may maintain a higher level of short-term indebtedness than has historically been true. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficient to permit, at present interest and preferred dividend levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
Gulf Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                                                           1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in thousands)
Operating Revenues:
Revenues                                                                               $616,603        $600,458        $561,460
Revenues from affiliates                                                                 17,762          18,619          17,353
 --------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                                634,365         619,077         578,813
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation-
  Fuel                                                                                  184,500         185,274         161,168
  Purchased power from non-affiliates                                                     8,300           8,594           6,761
  Purchased power from affiliates                                                        35,076          29,966          25,819
  Other                                                                                 115,154         113,397         113,879
Maintenance                                                                              51,050          51,917          46,700
Depreciation and amortization                                                            56,645          55,104          56,615
Taxes other than income taxes                                                            52,027          49,598          41,701
Federal and state income taxes (Note 8)                                                  37,821          34,065          33,957
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                                540,573         527,915         486,600
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                         93,792          91,162          92,213
Other Income (Expense):
Allowance for equity funds used during
  construction (Note 1)                                                                      17              36             450
Interest income                                                                           1,921           2,877           1,429
Other, net                                                                               (1,695)         (1,261)           (780)
Income taxes applicable to other income                                                     248            (121)             95
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                           94,283          92,693          93,407
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                               24,691          23,294          27,124
Other interest charges                                                                    1,882           1,674           2,442
Interest on notes payable                                                                 2,071           2,931           1,509
Amortization of debt discount, premium, and expense, net                                  2,087           2,014           1,834
Allowance for debt funds used during
  construction (Note 1)                                                                     (58)           (187)           (656)
--------------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                                     30,673          29,726          32,253
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               63,610          62,967          61,154
Dividends on Preferred Stock                                                              5,765           5,813           5,925
 ===============================================================================================================================
Net Income After Dividends on Preferred Stock                                          $ 57,845        $ 57,154        $ 55,229
================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1995, and 1994
Gulf Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                       1996            1995           1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
Operating Activities:
Net income                                                                         $ 63,610        $ 62,967       $ 61,154
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                               71,825          75,293         86,098
         Deferred income taxes                                                        2,157             390         (6,986)
         Allowance for equity funds used during construction                            (17)            (36)          (450)
         Accumulated provision for property damage                                    4,227         (19,024)         1,013
         Deferred costs of 1995 coal contract renegotiation                          10,931         (12,177)             -
         Other, net                                                                   2,134           4,664          3,885
         Changes in certain current assets and liabilities --
            Receivables, net                                                            736         (12,210)         3,540
            Inventories                                                              12,957            (618)       (13,901)
            Payables                                                                 (7,078)         18,258        (10,159)
            Taxes accrued                                                              (441)         (2,803)         2,548
            Current costs of 1995 coal contract renegotiation                        (5,099)         (9,859)             -
            Other                                                                     4,943          (4,894)        (1,938)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                         160,885          99,951        124,804
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                            (61,386)        (63,113)       (78,869)
Other                                                                                (2,786)          4,401         (3,493)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                              (64,172)        (58,712)       (82,362)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     First mortgage bonds                                                            55,000               -              -
     Pollution control bonds                                                         33,275               -         42,000
     Other long-term debt                                                            49,148               -         32,108
Retirements:
     Preferred stock                                                                      -          (1,000)        (1,000)
     First mortgage bonds                                                           (50,930)         (1,750)       (48,856)
     Pollution control bonds                                                        (33,275)           (125)       (42,100)
     Other long-term debt                                                           (34,923)        (13,314)       (24,240)
Notes payable, net                                                                  (55,500)         27,000         47,447
Payment of preferred stock dividends                                                 (5,749)         (5,813)        (5,925)
Payment of common stock dividends                                                   (48,300)        (46,400)       (44,000)
Miscellaneous                                                                        (5,332)            (59)        (2,550)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                              (96,586)        (41,461)       (47,116)
---------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                    127            (222)        (4,674)
Cash and Cash Equivalents at Beginning of Year                                          680             902          5,576
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                           $    807        $    680       $    902
===========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                           $26,050         $26,161        $30,139
     Income taxes                                                                   $25,858         $38,537        $43,089
---------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1996 and 1995
Gulf Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                                1996                 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)

Utility Plant:
Plant in service (Notes 1 and 6)                                                                $1,734,510           $1,695,814
Less accumulated provision for depreciation                                                        694,245              658,806
 --------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1,040,265            1,037,008
Construction work in progress                                                                       23,465               26,301
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            1,063,730            1,063,309
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                         652                  740
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                              807                  680
Receivables-
  Customer accounts receivable                                                                      67,727               69,166
  Other accounts and notes receivable                                                                3,098                3,393
  Affiliated companies                                                                               1,821                  802
  Accumulated provision for uncollectible accounts                                                    (789)                (768)
Fossil fuel stock, at average cost                                                                  28,352               37,875
Materials and supplies, at average cost (Note 1)                                                    30,252               33,686
Current portion of deferred coal contract costs (Note 5)                                            16,389               12,767
Regulatory clauses under recovery (Note 1)                                                           4,144                3,432
Prepaid income taxes                                                                                   353                4,232
Other prepayments                                                                                    8,833                8,000
Vacation pay deferred                                                                                4,055                4,419
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              165,042              177,684
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)                                                   28,313               29,093
Debt expense and loss, being amortized                                                              23,308               20,459
Deferred coal contract costs (Note 5)                                                               13,126               33,768
Deferred storm charges (Note 1)                                                                      3,275                7,502
Miscellaneous                                                                                       10,920                9,304
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                               78,942              100,126
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                    $1,308,366           $1,341,859
================================================================================================================================
The accompanying notes are an integral part of these statements.

At December 31, 1996 and 1995
Gulf Power Company 1996 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                                                        1996                 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)

Capitalization (See accompanying statements):
Common stock equity (Note 11)                                                                   $  435,758           $  436,242
Preferred stock                                                                                     65,102               89,602
Long-term debt                                                                                     331,880              323,376
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              832,740              849,220
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 10)                                                       24,500                    -
Long-term debt due within one year (Note 10)                                                        40,972               31,548
Notes payable                                                                                       25,000               80,500
Accounts payable-
  Affiliated companies                                                                              10,274               14,447
  Other                                                                                             22,496               27,196
Customer deposits                                                                                   13,464               13,195
Taxes accrued                                                                                        8,342                9,547
Interest accrued                                                                                     7,629                5,719
Regulatory clauses over recovery (Note 1)                                                            5,884                2,800
Vacation pay accrued                                                                                 4,055                4,419
Dividends declared                                                                                  11,453                1,437
Miscellaneous                                                                                        5,668                5,919
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              179,737              196,727
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                         163,857              162,345
Deferred credits related to income taxes (Note 8)                                                   64,354               67,481
Accumulated deferred investment tax credits                                                         33,760               36,052
Accumulated provision for postretirement benefits (Note 2)                                          18,339               16,301
Miscellaneous                                                                                       15,579               13,733
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              295,889              295,912
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 7)
Total Capitalization and Liabilities                                                            $1,308,366           $1,341,859
================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CAPITALIZATION
At December 31, 1996 and 1995
Gulf Power Company 1996 Annual Report

 --------------------------------------------------------------------------------------------------------------------------------
                                                                                    1996          1995         1996        1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)          (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized and outstanding --
         992,717 shares in 1996 and 1995                                        $ 38,060      $ 38,060
Paid-in capital                                                                  218,438       218,438
Premium on preferred stock                                                            81            81
Retained earnings (Note 11)                                                      179,179       179,663
---------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                        435,758       436,242         52.3%       51.4%
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$10 par value --
     Authorized  --  10,000,000 shares,
     Outstanding --   2,580,000 shares at December 31, 1996
       $25 stated capital --
         6.72%                                                                    20,000        20,000
         7.00%                                                                    14,500        14,500
         7.30%                                                                    15,000        15,000
         Adjustable Rate -- at January 1, 1997:  5.01%                            15,000        15,000
$100 par value --
     Authorized -- 801,626 shares
     Outstanding -- 251,026 shares at December 31, 1996
         4.64%                                                                     5,102         5,102
         5.16%                                                                     5,000         5,000
         5.44%                                                                     5,000         5,000
         7.52%                                                                     5,000         5,000
         7.88%                                                                     5,000         5,000
---------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $5,742,000)                                 89,602        89,602
---------------------------------------------------------------------------------------------------------------------------------
Less amount due within one year (Note 10)                                         24,500             -
---------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                                        65,102        89,602          7.8        10.5
---------------------------------------------------------------------------------------------------------------------------------


At December 31, 1996 and 1995
Gulf Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------------------
                                                                                    1996          1995         1996        1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)          (percent of total)
Long-term Debt:
First mortgage bonds --
     Maturity                           Interest Rates
     August 1, 1997                     5.875%                                    25,000        25,000
     April 1, 1998                      5.55%                                     15,000        15,000
     July 1, 1998                       5.00%                                     30,000        30,000
     July 1, 2003                       6.125%                                    30,000        30,000
     November 1, 2006                   6.50%                                     25,000             -
     September 1, 2008                  9.00%                                          -           930
     December 1, 2021                   8.75%                                          -        50,000
     January 1, 2026                    6.875%                                    30,000             -
---------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                       155,000       150,930
Pollution control obligations (Note 9)                                           169,630       169,630
Other long-term debt (Note 9)                                                     51,299        37,074
Unamortized debt premium (discount), net                                          (3,077)       (2,710)
---------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $22,751,000)                                                 372,852       354,924
Less amount due within one year (Note 10)                                         40,972        31,548
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                              331,880       323,376         39.9        38.1
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                            $832,740      $849,220        100.0%      100.0%
=================================================================================================================================
The accompanying notes are an integral part of these statements.

                                             15

STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1996, 1995, and 1994
Gulf Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                      1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)

Balance at Beginning of Year                                                      $179,663        $168,951        $157,773
Net income after dividends on preferred stock                                       57,845          57,154          55,229
Dividends on common stock                                                          (58,300)        (46,400)        (44,000)
Preferred stock transactions, net                                                      (29)            (42)            (51)
===========================================================================================================================
Balance at End of Year (Note 11)                                                  $179,179        $179,663        $168,951
===========================================================================================================================

STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1996, 1995, and 1994
Gulf Power Company 1996 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                      1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Balance at Beginning of Year                                                      $218,438        $218,380        $218,282
Contributions to capital by parent company                                               -              58              98
===========================================================================================================================
Balance at End of Year                                                            $218,438        $218,438        $218,380
===========================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 1996 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Gulf Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric) provide electric service in four southeastern states. Gulf Power Company provides electric service to the northwest panhandle of Florida. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission
(FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the FPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                              1996        1995
                                        -------------------------
                                             (in thousands)
Current & deferred
   coal contract costs                    $ 29,515    $ 46,535
Deferred income taxes                       28,313      29,093
Deferred loss on reacquired debt            20,386      17,015
Environmental remediation                    7,577       5,789
Vacation pay                                 4,055       4,419
Regulatory clauses (over) under
   recovery, net                            (1,740)        632
Deferred income tax credits                (64,354)    (67,481)
Deferred storm charges                       3,275       7,502
Other, net                                  (1,202)     (1,510)
-----------------------------------------------------------------
Total                                     $ 25,825    $ 41,994
=================================================================

   In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Gulf Power Company 1996 Annual Report

Revenues and Regulatory Cost Recovery Clauses

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company has a diversified base of customers and no single customer or industry comprises 10 percent or more of revenues. In 1996, uncollectible accounts continued to average significantly less than 1 percent of revenues.

   Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to periodically adjust billings for fluctuations in fuel and the energy component of purchased power costs. The Company also has similar cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.6 percent in 1996 and 1995 and 3.8 percent in 1994. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property. The Company is included in the consolidated federal income tax return of Southern Company. See Note 8 for further information related to income taxes.

Allowance for Funds Used During Construction
(AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The FPSC-approved composite rate used to calculate AFUDC was 7.27 percent for 1996, 1995, and 1994. AFUDC amounts for 1996, 1995, and 1994 were $75 thousand, $223 thousand, and $1.1 million, respectively. The decrease in 1996 and 1995 is primarily due to no long-term construction projects being implemented in 1996 and due to the completion of major construction projects at Plant Daniel at the end of 1994, respectively.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Gulf Power Company 1996 Annual Report

Financial Instruments

The carrying amounts and fair values of the Company's long-term debt are shown in the table below:

                                     Carrying           Fair
                                       Amount          Value
                                 ----------------------------
                                         (in thousands)
Long-term debt
   At December 31, 1996              $372,852       $373,394
   At December 31, 1995              $354,924       $365,305
-------------------------------------------------------------

   The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.8 million and $1.7 million at December 31, 1996 and 1995, respectively, is included in miscellaneous current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company is self-insured for the full cost of storm and other damages to its transmission and distribution property. At December 31, 1996, the accumulated provision for property damage had a negative balance of $3.3 million, reflecting the remaining deferred charges for expenses relating to Hurricanes Erin and Opal during 1995. The negative balance was reclassified to deferred storm charges in the accompanying Balance Sheets. In December 1995, the FPSC approved the Company's request to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million. The FPSC approved this amount pending the results of a study it ordered the Company to file addressing the appropriate reserve level and annual accrual amount. The required study was filed with the FPSC, and in November 1996, the FPSC reaffirmed an annual accrual of $3.5 million and approved a target level for the accumulated provision account between $25.1 and $36 million. The FPSC has also given the Company the flexibility to increase its annual accrual amount above $3.5 million, when the Company believes it is in a position to do so, until the account balance reaches $12 million. Therefore, during 1996, the Company accrued $4.5 million to the accumulated provision for property damage. The expense of repairing damages from major storms and other uninsured property damages is charged to the provision account.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust fund are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Gulf Power Company 1996 Annual Report

Postretirement Benefits

The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in equity and fixed-income securities. FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                 Pension
                                         --------------------------
                                               1996           1995
                                         ---------------------------
                                               (in thousands)
Actuarial present value of
  benefit obligation:
     Vested benefits                        $ 87,245       $ 87,652
     Non-vested benefits                       5,101          4,284
--------------------------------------------------------------------
Accumulated benefit obligation                92,346         91,936
Additional amounts related to
   projected salary increases                 31,121         29,073
--------------------------------------------------------------------
Projected benefit obligation                 123,467        121,009
Less:
   Fair value of plan assets                 191,152        180,980
   Unrecognized net gain                     (58,900)       (48,438)
   Unrecognized prior service cost             5,618          2,578
   Unrecognized transition asset              (6,485)        (7,187)
--------------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                       $  7,918       $  6,924
====================================================================



                                        Postretirement Benefits
                                     ---------------------------
                                              1996         1995
                                     ---------------------------
                                             (in thousands)
Actuarial present value of
  benefit obligation:
     Retirees and dependents               $10,478      $ 9,759
     Employees eligible to retire            5,484        4,921
     Other employees                        17,694       17,646
----------------------------------------------------------------
Accumulated benefit obligation              33,656       32,326
Less:
   Fair value of plan assets                 7,996        7,050
   Unrecognized net loss                     1,531        1,538
   Unrecognized transition
     obligation                              5,790        7,437
-----------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                      $18,339      $16,301
================================================================

   In 1995, the Company announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the Company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $7.1 million.

   The weighted average rates assumed in the actuarial calculations were:

                                    1996       1995       1994
                                --------------------------------
Discount                             7.8%      7.3%        8.0%
Annual salary increase               5.3%      4.8%        5.5%
Long-term return on plan
  assets                             8.5%      8.5%        8.5%
----------------------------------------------------------------

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.3 percent for 1996, decreasing gradually to 5.8 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1996, by $2.6 million and the aggregate of the service and interest cost components of the net retiree cost by $254 thousand.

Gulf Power Company 1996 Annual Report

   Components of the plans' net costs are shown below:

                                              Pension
                              -------------------------------------
                                    1996        1995         1994
                              -------------------------------------
                                            (in thousands)
Benefits earned during
   the year                     $  3,880    $  3,867     $  3,775
Interest cost on projected
   benefit obligation              9,129       8,042        7,484
Actual (return) loss on
   plan assets                   (21,021)    (33,853)       3,721
Net amortization
   and deferral                    5,920      19,619      (17,054)
-------------------------------------------------------------------
Net pension income              $ (2,092)   $ (2,325)    $ (2,074)
===================================================================

   Of the above net pension amounts, pension income of $1.5 million in 1996, $1.8 million in 1995, and $1.5 million in 1994 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                       Postretirement Benefits
                                   ----------------------------------
                                        1996        1995      1994
                                   ---------------------------------
                                             (in thousands)
Benefits earned during the year       $  939      $1,259    $1,362
Interest cost on accumulated
   benefit obligation                  2,330       2,520     2,535
Amortization of transition
   obligation                            356         853       854
Actual (return) loss on plan assets     (797)     (1,268)      129
Net amortization and deferral            318         742      (591)
---------------------------------------------------------------------
Net postretirement cost               $3,146      $4,106    $4,289
=====================================================================

   Of the above net postretirement costs recorded, $2.3 million in 1996 and $3.1 million in 1995 and 1994 were charged to operating expenses, and the remainder was recorded in construction and other accounts.

Work Force Reduction Programs

The Company implemented a voluntary work force reduction program in the fourth quarter of 1995 and recorded $1.2 million in 1996 and $7 million in 1995 for the total pre-tax cost related to the program. The Company has also incurred its pro rata share for the costs of affiliated companies' programs. The costs related to these programs were $2.1 million for 1996, $1 million for 1995, and $1.3 million for 1994.


3.  LITIGATION AND REGULATORY MATTERS

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts.

   In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, as well as certain other contracts that reference these proceedings in determining return on common equity, and if refunds were ordered, the amount of refunds could range up to approximately $160 million for Southern Company, including approximately $10 million for the Company at December 31, 1996. However, management believes that rates are not excessive and that refunds are not justified.

Gulf Power Company 1996 Annual Report

Environmental Cost Recovery

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   In January 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs. Beginning with this initial period through September 1996, recovery under the ECRC was determined semi-annually. In August 1996, the FPSC approved annual recovery periods beginning with the October 1996 through September 1997 period. Recovery includes a true-up of the prior period and a projection of the ensuing period. During 1996 and 1995, the Company recorded ECRC revenues of $11.0 million and $11.8 million, respectively.

   At December 31, 1996, the Company's liability for the estimated costs of environmental remediation projects for known sites was $7.6 million. These estimated costs are expected to be expended during the period 1997 to 2001. These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $1.9 million in current assets and $5.7 million in deferred charges representing the future recoverability of these costs.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $47 million in 1997, $49 million in 1998, and $46 million in 1999. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. At December 31, 1996, significant purchase commitments were outstanding in connection with the construction program. The Company does not have any generating plants under construction. However, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.  FINANCING AND COMMITMENTS

General

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations, will be derived primarily from internal sources. Requirements not met from internal sources will be derived from the sale of additional first mortgage bonds, pollution control bonds, and preferred stock; bank notes; and capital contributions from Southern Company. In addition, the Company may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and redemptions of higher-cost securities.

Bank Credit Arrangements

At December 31, 1996, the Company had $5 million in revolving credit lines that expire May 31, 1997, and $41.5 million of lines of credit with banks subject to renewal June 1 of each year, of which $34.5 million remained unused. In addition, the Company has a $20.3 million unused committed line of credit established for liquidity support of its variable rate pollution control bonds. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with twelve major money center banks that total $230 million, of which $13 million was committed at December 31, 1996.

Gulf Power Company 1996 Annual Report

Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations at December 31, 1996, were as follows:

     Year                                           Fuel
     -------                                 ----------------
                                              (in millions)
     1997                                               $125
     1998                                                 98
     1999                                                 79
     2000                                                 71
     2001                                                 73
     2002 - 2007                                         481
     --------------------------------------------------------
     Total commitments                                  $927
     ========================================================

   In 1988, the Company made an advance payment of $60 million to a coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This amount is being amortized to expense on a per ton basis over a ten-year period. The remaining unamortized amount was $13.3 million at December 31, 1996.

   In December 1995, the Company made another payment of $22 million to the same coal supplier under an arrangement to lower the cost of future coal and/or to suspend the purchase of coal under an existing contract for 25 months. This amount is being amortized to expense on a per ton basis through the first quarter of 1998. The remaining unamortized amount was $16.2 million at December 31, 1996.

   The amortization expense of these contract buyouts and renegotiations is being recovered through the fuel cost recovery clause discussed under "Revenues and Regulatory Cost Recovery Clauses" in Note 1.

Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventory was $1.7 million in 1996 and 1995 and $1.2 million in 1994. The Company's annual lease payments for 1997 through 2001 will be approximately $1.7 million and after 2001, lease payments total approximately $20.7 million. The Company has the option after three years from the date of the original contract on the second lease agreement to purchase the railcars at the greater of the termination value or the fair market value. Additionally, at the end of each lease term, the Company has the option to renew the lease.

6.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3. Plant Scherer is a steam-electric generating plant located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

Gulf Power Company 1996 Annual Report

   At December 31, 1996, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                    Plant Scherer        Plant
                                     Unit No. 3          Daniel
                                    (coal-fired)      (coal-fired)
                                   --------------------------------
                                           (in thousands)
Plant In Service                       $185,742(1)       $222,463
Accumulated Depreciation                $54,079          $102,027
Construction Work in Progress              $314               $33

Nameplate Capacity (2)
 (megawatts)                                205               500
Ownership                                    25%               50%
-------------------------------------------------------------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. The unit power sales agreements, expiring at various dates discussed below, are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The Company's capacity revenues have been as follows:

                                     Other
                         Unit        Long-
Year                    Power        Term         Total
----------            -------------------------------------
                                 (in thousands)
1996                   $25,400       $    -      $25,400
1995                    25,870            -       25,870
1994                    29,653        1,273       30,926
-----------------------------------------------------------

   Unit power from specific generating plants of Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority (JEA), and the city of Tallahassee, Florida. Under these agreements, 211 megawatts of net dependable capacity were sold by the Company during 1996, and sales will remain at that level until the expiration of the contracts in 2010, unless reduced by FPC, FP&L and JEA after 1999.

   Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $27.2 million in 1996, $25.4 million in 1995, and $29.3 million in 1994, or 4.3 percent, 4.1 percent, and 5.1 percent of operating revenues, respectively.

8.  INCOME TAXES

At December 31, 1996, the tax-related regulatory assets to be recovered from customers were $28.3 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1996, the tax-related regulatory liabilities to be credited to customers were $64.4 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                     1996        1995        1994
                                ----------------------------------
                                          (in thousands)
Total provision for
 income taxes:
Federal--
   Currently payable              $31,022     $29,018     $34,941
   Deferred--current year          26,072      23,172      18,556
            --reversal of
                prior years       (24,780)    (23,116)    (24,787)
------------------------------------------------------------------
                                   32,314      29,074      28,710
------------------------------------------------------------------
State--
   Currently payable                4,394       4,778       5,907
   Deferred--current year           3,904       3,313       2,549
            --reversal of
                prior years        (3,039)     (2,979)     (3,304)
------------------------------------------------------------------
                                    5,259       5,112       5,152
------------------------------------------------------------------
Total                              37,573      34,186      33,862
Less income taxes charged
   (credited) to other income        (248)        121         (95)
------------------------------------------------------------------
Total income taxes charged
   to operations                  $37,821     $34,065     $33,957
==================================================================

Gulf Power Company 1996 Annual Report

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                  1996        1995
                                            -----------------------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                   $151,664    $146,926
   Property basis differences                   21,028      19,976
   Coal contract buyouts                         3,700       3,838
   Property insurance                            1,248       3,039
   Other                                        12,674      10,573
-------------------------------------------------------------------
Total                                          190,314     184,352
-------------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes        9,773      10,212
   Postretirement benefits                       5,767       5,494
   Other                                         7,814       6,313
-------------------------------------------------------------------
Total                                           23,354      22,019
-------------------------------------------------------------------
Net deferred tax liabilities                   166,960     162,333
Less current portion, net                        3,103         (12)
-------------------------------------------------------------------
Accumulated deferred income
   taxes in the Balance Sheets                $163,857    $162,345
===================================================================

   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $2.3 million in 1996, 1995 and 1994. At December 31, 1996, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                     1996      1995      1994
                                  ------------------- ---------
Federal statutory rate                 35%       35%       35%
State income tax,
   net of federal deduction             4         4         4
Non-deductible book
   depreciation                         1         1         1
Difference in prior years'
   deferred and current tax rate       (1)       (3)       (2)
Other                                  (2)       (2)       (2)
---------------------------------------------------------------
Effective income tax rate              37%       35%       36%
===============================================================

   The Company and the other subsidiaries of Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  POLLUTION CONTROL OBLIGATIONS AND OTHER LONG-TERM DEBT

Details of pollution control obligations and other long-term debt at December 31 are as follows:

                                             1996         1995
                                     --------------------------
                                              (in thousands)
Obligations incurred in
   connection with the sale by
   public authorities of
   tax-exempt pollution control
   revenue bonds:
   Collateralized
     5.25% due 2006                       $12,075      $     -
     6% due 2006                                -       12,075
     8.25% due 2017                        32,000       32,000
     7.125% due 2021                            -       21,200
     6.75% due 2022                         8,930        8,930
     5.70% due 2023                         7,875        7,875
     5.80% due 2023                        32,550       32,550
     6.20% due 2023                        13,000       13,000
     6.30% due 2024                        22,000       22,000
     Variable Rate due 2024
       Remarketable daily                  20,000       20,000
     5.50% due 2026                        21,200            -
---------------------------------------------------------------
                                         $169,630     $169,630
---------------------------------------------------------------
Other long-term debt:
   4.69% due 1996                               -       25,000
   5.2125% due 1996-1998                   16,823            -
   6.44% due 1994-1998                      7,476       12,074
   Variable Rate due 1999                  13,500            -
   Variable Rate due 1999                  13,500            -
---------------------------------------------------------------
                                           51,299       37,074
---------------------------------------------------------------
Total                                    $220,929     $206,704
===============================================================

   Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. With respect to the collateralized pollution control revenue bonds, the Company has authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

Gulf Power Company 1996 Annual Report

   The estimated annual maturities of other long-term debt are as follows:
$16 million in 1997, $8.3 million in 1998, and $27 million in 1999.

10.  CAPITALIZATION DUE WITHIN ONE YEAR

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt and preferred stock due within one year at December 31 is as follows:

                                              1996        1995
                                         ----------------------
                                              (in thousands)
Bond improvement fund requirement          $ 1,550     $ 1,750
Less:  Portion to be satisfied by
       certifying property additions         1,550           -
---------------------------------------------------------------
Cash sinking fund requirement                    -       1,750
Maturities of first mortgage bonds          25,000           -
Current portion of other long-term
   debt (Note 9)                            15,972      29,598
Pollution control bond maturity                  -         200
Redemption of preferred stock               24,500           -
---------------------------------------------------------------
Total                                      $65,472     $31,548
===============================================================

   The first mortgage bond improvement (sinking) fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.


11.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1996, retained earnings of $127 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

   The Company's charter limits cash dividends on common stock to 50 percent of net income available for such stock during a prior period of 12 months if the capitalization ratio is below 20 percent and to 75 percent of such net income if such ratio is 20 percent or more but less than 25 percent. The capitalization ratio is defined as the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend. At December 31, 1996, the ratio was 47.6 percent.

12.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 1996 and 1995 are as follows:

                                                       Net Income
                                                  After Dividends
                       Operating      Operating      on Preferred
Quarter Ended           Revenues         Income             Stock
------------------------------------------------------------------
                                    (in thousands)
March 31, 1996          $154,921        $20,201           $11,258
June 30, 1996            153,821         21,565            12,581
Sept. 30, 1996           179,619         32,568            23,721
Dec. 31, 1996            146,004         19,458            10,285

March 31, 1995          $140,918        $19,503           $10,880
June 30, 1995            153,057         23,390            14,096
Sept. 30, 1995           184,251         35,187            26,588
Dec. 31, 1995            140,851         13,082             5,590
------------------------------------------------------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.

SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1996 Annual Report


---------------------------------------------------------------------------------------------------------------------
                                                                                    1996          1995          1994
---------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                               $634,365      $619,077      $578,813
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $57,845       $57,154       $55,229
Dividends on Common Stock (in thousands)                                         $58,300       $46,400       $44,000
Return on Average Common Equity (percent)                                          13.27         13.27         13.15
Total Assets (in thousands)                                                   $1,308,366    $1,341,859    $1,315,542
Gross Property Additions (in thousands)                                          $61,386       $63,113       $78,869
---------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $435,758      $436,242      $425,472
Preferred stock                                                                   65,102        89,602        89,602
Preferred stock subject to mandatory redemption                                        -             -             -
Long-term debt                                                                   331,880       323,376       356,393
---------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $832,740      $849,220      $871,467
---------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                                 52.3          51.4          48.8
Preferred stock                                                                      7.8          10.5          10.3
Long-term debt                                                                      39.9          38.1          40.9
---------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0         100.0         100.0
=====================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                            55,000             -             -
Retired                                                                           50,930         1,750        48,856
Preferred Stock (in thousands):
Issued                                                                                 -             -             -
Retired                                                                                -         1,000         1,000
---------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                          A1            A1            A2
     Standard and Poor's                                                              A+            A+             A
     Duff & Phelps                                                                   AA-            A+            A+
Preferred Stock -
     Moody's                                                                          a2            a2            a2
     Standard and Poor's                                                               A             A            A-
     Duff & Phelps                                                                    A+             A             A
---------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      291,196       283,421       280,859
Commercial                                                                        43,196        41,281        40,398
Industrial                                                                           278           278           283
Other                                                                                162           134           106
---------------------------------------------------------------------------------------------------------------------
Total                                                                            334,832       325,114       321,646
=====================================================================================================================
Employees (year-end)                                                               1,384         1,501         1,540

Gulf Power Company 1996 Annual Report


--------------------------------------------------------------------------------------------------------------------------
                                                                           1993          1992          1991          1990
--------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                      $583,142      $570,902      $565,207      $567,825
Net Income after Dividends
     on Preferred Stock (in thousands)                                  $54,311       $54,090       $57,796       $38,714
Dividends on Common Stock (in thousands)                                $41,800       $39,900       $38,000       $37,000
Return on Average Common Equity (percent)                                 13.29         13.62         15.17         10.51
Total Assets (in thousands)                                          $1,307,809    $1,062,699    $1,095,736    $1,084,579
Gross Property Additions (in thousands)                                 $78,562       $64,671       $64,323       $62,462
--------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                    $414,196      $403,190      $390,981      $371,185
Preferred stock                                                          89,602        74,662        55,162        55,162
Preferred stock subject to mandatory redemption                           1,000         2,000         7,500         9,250
Long-term debt                                                          369,259       382,047       434,648       475,284
--------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                          $874,057      $861,899      $888,291      $910,881
--------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                        47.4          46.8          44.0          40.8
Preferred stock                                                            10.4           8.9           7.1           7.1
Long-term debt                                                             42.2          44.3          48.9          52.1
--------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                             100.0         100.0         100.0         100.0
==========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                   75,000        25,000        50,000             -
Retired                                                                  88,809       117,693        32,807         6,455
Preferred Stock (in thousands):
Issued                                                                   35,000        29,500             -             -
Retired                                                                  21,060        15,500         2,500         1,750
--------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                 A2            A2            A2            A2
     Standard and Poor's                                                      A             A             A             A
     Duff & Phelps                                                           A+             A             A             A
Preferred Stock -
     Moody's                                                                 a2            a2            a2            a2
     Standard and Poor's                                                     A-            A-            A-            A-
     Duff & Phelps                                                            A            A-            A-            A-
--------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                             274,194       267,591       261,210       256,111
Commercial                                                               39,253        37,105        34,685        34,019
Industrial                                                                  274           270           264           252
Other                                                                        86            74            72            67
--------------------------------------------------------------------------------------------------------------------------
Total                                                                   313,807       305,040       296,231       290,449
==========================================================================================================================
Employees (year-end)                                                      1,565         1,613         1,598         1,615

                                             28A

Gulf Power Company 1996 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                          1989          1988          1987          1986
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                     $527,821      $550,827      $587,860      $542,919
Net Income after Dividends
     on Preferred Stock (in thousands)                                 $37,361       $45,698       $42,217       $46,421
Dividends on Common Stock (in thousands)                               $37,200       $35,400       $34,200       $33,100
Return on Average Common Equity (percent)                                10.32         13.41         13.23         15.06
Total Assets (in thousands)                                         $1,093,430    $1,097,225    $1,051,182    $1,028,864
Gross Property Additions (in thousands)                                $70,726       $67,042       $97,511       $90,160
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                   $365,471      $358,310      $323,012      $314,995
Preferred stock                                                         55,162        55,162        55,162        55,162
Preferred stock subject to mandatory redemption                         11,000        12,750        14,000        16,500
Long-term debt                                                         484,608       497,069       474,640       482,869
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                         $916,241      $923,291      $866,814      $869,526
-------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                       39.9          38.8          37.2          36.2
Preferred stock                                                            7.2           7.4           8.0           8.3
Long-term debt                                                            52.9          53.8          54.8          55.5
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            100.0         100.0         100.0         100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                       -        35,000             -        50,000
Retired                                                                  9,344         9,369             -        46,640
Preferred Stock (in thousands):
Issued                                                                       -             -             -             -
Retired                                                                  1,250         1,750         2,500           750
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                A1            A1            A1            A1
     Standard and Poor's                                                     A             A             A            A+
     Duff & Phelps                                                         AA-             4             4             4
Preferred Stock -
     Moody's                                                                a1            a1            a1            a1
     Standard and Poor's                                                    A-            A-            A-             A
     Duff & Phelps                                                          A+             5             5             5
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                            251,341       246,450       241,138       235,329
Commercial                                                              33,678        33,030        32,139        31,142
Industrial                                                                 240           206           206           197
Other                                                                       67            61            61            62
-------------------------------------------------------------------------------------------------------------------------
Total                                                                  285,326       279,747       273,544       266,730
=========================================================================================================================
Employees (year-end)                                                     1,614         1,601         1,603         1,544


                                             28B

Gulf Power Company 1996 Annual Report


----------------------------------------------------------------------------------------------------------------------------
                                                                                           1996          1995          1994
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                            $285,498      $276,155      $252,598
Commercial                                                                              164,181       159,260       146,394
Industrial                                                                               78,994        81,606        82,169
Other                                                                                     2,056         1,993         1,955
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                                            530,729       519,014       483,116
Sales for resale - non-affiliates                                                        63,201        60,413        66,111
Sales for resale - affiliates                                                            17,762        18,619        17,353
----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                611,692       598,046       566,580
Other revenues                                                                           22,673        21,031        12,233
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                  $634,365      $619,077      $578,813
============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                           4,159,924     4,014,142     3,751,932
Commercial                                                                            2,808,634     2,708,243     2,548,846
Industrial                                                                            1,808,086     1,794,754     1,847,114
Other                                                                                    17,815        17,345        17,354
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                                          8,794,459     8,534,484     8,165,246
Sales for resale - non-affiliates                                                     1,534,097     1,396,474     1,418,977
Sales for resale - affiliates                                                           709,647       759,341       874,050
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                11,038,203    10,690,299    10,458,273
============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                6.86          6.88          6.73
Commercial                                                                                 5.85          5.88          5.74
Industrial                                                                                 4.37          4.55          4.45
Total retail                                                                               6.03          6.08          5.92
Sales for resale                                                                           3.61          3.67          3.64
Total sales                                                                                5.54          5.59          5.42
Average Annual Kilowatt-Hour Use Per Residential Customer                                14,457        14,148        13,486
Average Annual Revenue Per Residential Customer                                         $992.17       $973.35       $907.92
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                   2,174         2,174         2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                                    2,136         1,732         1,801
Summer                                                                                    1,961         2,040         1,795
Annual Load Factor (percent)                                                               51.4          53.0          56.7
Plant Availability - Fossil-Steam (percent)                                                91.8          84.0          92.2
----------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                       87.8          86.8          87.2
Oil and gas                                                                                 0.5           0.4           0.2
Purchased power -
     From non-affiliates                                                                    2.7           4.0           2.8
     From affiliates                                                                        9.0           8.8           9.8
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                     100.0         100.0         100.0
============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                      10,484        10,609        10,614
Cost of fuel per million BTU (cents)                                                     192.22        196.62        189.55
Average cost of fuel per net kilowatt-hour generated (cents)                               2.02          2.09          2.01
============================================================================================================================

Gulf Power Company 1996 Annual Report


----------------------------------------------------------------------------------------------------------------------------
                                                                             1993          1992          1991          1990
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                              $244,967      $235,296      $231,220      $217,843
Commercial                                                                137,308       133,071       130,691       124,066
Industrial                                                                 87,526        91,320        92,300        91,041
Other                                                                       1,882         1,784         1,860         1,805
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                              471,683       461,471       456,071       434,755
Sales for resale - non-affiliates                                          72,209        70,078        69,636        73,855
Sales for resale - affiliates                                              23,166        24,075        29,343        38,563
----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  567,058       555,624       555,050       547,173
Other revenues                                                             16,084        15,278        10,157        20,652
----------------------------------------------------------------------------------------------------------------------------
Total                                                                    $583,142      $570,902      $565,207      $567,825
============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             3,712,980     3,596,515     3,455,100     3,360,838
Commercial                                                              2,433,382     2,369,236     2,272,690     2,217,568
Industrial                                                              2,029,936     2,179,435     2,117,408     2,177,872
Other                                                                      16,944        16,649        17,118        18,866
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                            8,193,242     8,161,835     7,862,316     7,775,144
Sales for resale - non-affiliates                                       1,460,105     1,430,908     1,550,018     1,775,703
Sales for resale - affiliates                                           1,029,787     1,208,771     1,236,223     1,435,558
----------------------------------------------------------------------------------------------------------------------------
Total                                                                  10,683,134    10,801,514    10,648,557    10,986,405
============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  6.60          6.54          6.69          6.48
Commercial                                                                   5.64          5.62          5.75          5.59
Industrial                                                                   4.31          4.19          4.36          4.18
Total retail                                                                 5.76          5.65          5.80          5.59
Sales for resale                                                             3.83          3.57          3.55          3.50
Total sales                                                                  5.31          5.14          5.21          4.98
Average Annual Kilowatt-Hour Use Per Residential Customer                  13,671        13,553        13,320        13,173
Average Annual Revenue Per Residential Customer                           $901.96       $886.66       $891.38       $853.86
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     2,174         2,174         2,174         2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                      1,571         1,533         1,418         1,310
Summer                                                                      1,898         1,828         1,740         1,778
Annual Load Factor (percent)                                                 54.5          55.0          57.0          55.2
Plant Availability - Fossil-Steam (percent)                                  88.9          91.2          92.2          89.2
----------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         84.5          87.7          82.0          69.8
Oil and gas                                                                   0.5           0.1           0.1           0.5
Purchased power -
     From non-affiliates                                                      1.5           0.8           0.5           0.6
     From affiliates                                                         13.5          11.4          17.4          29.1
----------------------------------------------------------------------------------------------------------------------------
Total                                                                       100.0         100.0         100.0         100.0
============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        10,390        10,347        10,636        10,765
Cost of fuel per million BTU (cents)                                       197.37        200.30        203.60        206.06
Average cost of fuel per net kilowatt-hour generated (cents)                 2.05          2.07          2.17          2.22
============================================================================================================================

                                             30A

Gulf Power Company 1996 Annual Report


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1989          1988          1987          1986
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                     $203,781      $184,036      $199,701      $200,725
Commercial                                                                       118,897       107,615       116,057       116,253
Industrial                                                                        84,671        72,634        80,295        79,873
Other                                                                              1,586         1,402         1,357         1,343
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     408,935       365,687       397,410       398,194
Sales for resale - non-affiliates                                                 67,554       117,466       134,456       106,892
Sales for resale - affiliates                                                     39,244        48,277        55,955        27,113
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         515,733       531,430       587,821       532,199
Other revenues                                                                    12,088        19,397            39        10,720
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                           $527,821      $550,827      $587,860      $542,919
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    3,293,750     3,154,541     3,055,041     2,963,502
Commercial                                                                     2,169,497     2,088,598     1,986,332     1,913,139
Industrial                                                                     2,094,670     1,968,091     1,839,931     1,745,074
Other                                                                             17,209        16,257        15,241        14,903
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   7,575,126     7,227,487     6,896,545     6,636,618
Sales for resale - non-affiliates                                              1,640,355     1,911,759     2,138,390     1,609,146
Sales for resale - affiliates                                                  1,461,036     2,326,238     2,689,487     1,078,500
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                         10,676,517    11,465,484    11,724,422     9,324,264
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.19          5.83          6.54          6.77
Commercial                                                                          5.48          5.15          5.84          6.08
Industrial                                                                          4.04          3.69          4.36          4.58
Total retail                                                                        5.40          5.06          5.76          6.00
Sales for resale                                                                    3.44          3.91          3.94          4.99
Total sales                                                                         4.83          4.64          5.01          5.71
Average Annual Kilowatt-Hour Use Per Residential Customer                         13,173        12,883        12,763        12,729
Average Annual Revenue Per Residential Customer                                  $815.00       $751.60       $834.31       $862.16
Plant Nameplate Capacity Ratings (year-end) (megawatts)                            2,174         2,174         2,174         1,969
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                             1,814         1,395         1,354         1,406
Summer                                                                             1,691         1,613         1,617         1,678
Annual Load Factor (percent)                                                        52.6          56.5          54.4          50.5
Plant Availability - Fossil-Steam (percent)                                         89.1          88.2          92.8          90.5
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                78.3          93.2          93.5          85.8
Oil and gas                                                                          0.2           0.4           0.4           0.5
Purchased power -
     From non-affiliates                                                             0.4           0.4           0.4           1.9
     From affiliates                                                                21.1           6.0           5.7          11.8
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0         100.0         100.0         100.0
===================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                               10,621        10,461        10,512        10,639
Cost of fuel per million BTU (cents)                                              193.70        178.00        197.53        239.26
Average cost of fuel per net kilowatt-hour generated (cents)                        2.06          1.86          2.08          2.55
===================================================================================================================================

                                             30B